Exhibit 99.1

MAGNUM HUNTER RESOURCES REPORTS
SECOND QUARTER 2010
FINANCIAL RESULTS

FOR IMMEDIATE RELEASE - Houston, TX– (Market Wire) – August 12, 2010 – Magnum Hunter Resources Corporation (NYSE Amex: “MHR” and “MHR-PC”) (“Magnum Hunter”, or the “Company") announced today financial results for the second quarter of 2010.

Financial Results for the Three Months Ended June 30, 2010

Magnum Hunter reported a net loss of $6.0 million, or ($0.10) per basic and diluted shares outstanding for the second quarter of 2010, as compared to 2009’s second quarter net loss of $3.4 million, or ($0.09) per basic and  diluted shares outstanding.  Total revenues for the three months ended June 30, 2010 increased 292% to $9.8 million from $2.5 million in the three months ended June 30, 2009.

Adjusting for non-recurring and non-cash charges, Magnum Hunter’s second quarter 2010 net loss was approximately $2 million or $0.03 per basic and diluted common shares. The Company’s second quarter 2010 net loss included the following non-recurring and non-cash charges; (i) non-cash general and administrative charges associated with employee compensation for a total of $3.6 million, or ($0.06) per basic and diluted share, (ii) non-recurring exploration and field operating expenses of $0.9 million or ($0.01) per basic and diluted share, (iii) non-recurring legal and other professional expenses related to certain acquisition and expansion efforts of $0.4 million, or ($0.01) per basic and diluted share, and (iv) an unrealized gain on derivative contracts in the amount of $1.2 million, or $0.02 per basic and diluted share.  Adjusting for these non-recurring and non-cash charges, cash from operations before changes in working capital was $1.5 million in the three months ended June 30, 2010, compared to $0.4 million in the three months ended June 30, 2009.

Financial Results for the Six Months Ended June 30, 2010

Magnum Hunter reported a net loss of $10 million, or ($0.17) per basic and diluted shares outstanding for the first six months of 2010, as compared to 2009’s first six months net loss of $4.8 million, or ($0.13) per basic and diluted shares outstanding.  Total revenues increased 291% to $17.6 million for the six months ended June 30, 2010 compared to $4.5 million for the six months ended June 30, 2009.

Adjusting for non-recurring and non-cash charges, Magnum Hunter’s net profit was $1.5 million for the first six months of 2010, or $0.03 per basic and diluted common shares.  The Company’s first six months of 2010 net loss included the following non-recurring and non-cash charges; (i) non-cash general and administrative charges associated with employee compensation for a total of $6.9 million, or ($0.12) per basic and diluted share, (ii) non-recurring exploration and field operating expenses of $1.6 million, or ($0.03) per basic and diluted share, (iii) non-recurring legal and other professional expenses primarily related to the acquisition of Triad Energy of $1.7 million, or ($0.03) per basic and diluted share, and (iv) an unrealized loss on derivative contracts in the amount of $0.7 million, or ($0.01) per basic and diluted share.

Operating cash flow (before changes in working capital accounts) generated by Magnum Hunter during the six months ended June 30, 2010 was approximately $4.3 million compared to $1.2 million generated by the Company during the comparable period of 2009.

Capital Expenditures and Liquidity

Magnum Hunter’s liquidity position continues to improve through the expansion of our senior secured commercial bank facility; the continued sale of our 10.25% Series C Perpetual Preferred Stock (non-convertible to common); and our increasing cash flow from operations.  The Company was recently successful in increasing its borrowing base with its five senior lenders to $75 million and has received shareholder authorization to issue up to 4,000,000 Series C Preferred Shares, up from 719,260 currently outstanding.  The Company currently has liquidity of approximately $21 million.  The Company believes it has adequate resources to meet its capital expenditures under its expanded $55 million capital budget for fiscal year 2010.  In addition, the Company has significantly simplified its capital structure and improved its capitalization through the redemption of 100% of the Series B Preferred Stock in June and the successful exercise of certain outstanding warrants.  As a result, the Company’s net debt/capitalization ratio declined to 37% as of June 30, 2010.

Management Comments

Mr. Ronald D. Ormand, Executive Vice President and Chief Financial Officer of Magnum Hunter Resources Corporation, commented, "This was an eventful quarter for our Company with the integration of the Triad Energy assets in to our organization and the commencement and recent acceleration of our drilling program in the Eagle Ford Shale and Marcellus Shale areas, as well as the construction progress being made at the Eureka Hunter Pipeline located in West Virginia.  We anxiously anticipate results from our new drilling program in these unconventional resource plays and expect production to commence in a meaningful way from these activities during the fourth quarter of 2010.  We have substantially strengthened and simplified our capital structure in order to be in a position to capitalize on our significant growth opportunities.  We also continue to evaluate a number of joint venture and acquisition opportunities considered “bolt on” transactions within our core areas of existing operations.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big four” emerging shale plays in the United States.

For more information, please view our website at www.magnumhunterresources.com

MAGNUM HUNTER RESOURCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUE:
Oil and gas sales	$8,343,767	$2,428,891	$15,638,759	$4,245,927
Field operations and other	1,460,309	100,000	1,988,298	200,000
Total revenue	9,804,076	2,528,891	17,627,057	4,445,927

EXPENSES:
Lease operating expenses	3,035,447	1,024,107	5,256,031	2,042,718
Severance taxes and marketing	813,299	249,098	1,346,848	475,049
Exploration	373,981	19,201	825,109	113,676
Field operations	1,446,348	-	1,843,063
Depreciation, depletion and accretion	3,306,172	799,335	4,849,063	2,106,862
General and administrative	6,501,439	1,445,062	13,269,477	2,191,675
Total expenses	15,476,686	3,536,803	27,389,591	6,929,980

LOSS FROM OPERATIONS	(5,672,610)	(1,007,912)	(9,762,534)	(2,484,053)

OTHER INCOME AND (EXPENSE):
Interest income	2,333	251	4,227	852
Interest expense	(1,157,198)	(607,509)	(1,919,884)	(1,178,186)
Gain (Loss) on derivative contracts	1,277,482	(1,774,419)	2,409,360	(1,218,104)

Net loss	(5,549,993)	(3,389,589)	(9,268,831)	(4,879,491)

Less: Net (income) loss attributable to non-controlling interest	2,440	(3,987)	(65,335)	114,632

Net loss attributable to Magnum Hunter Resources Corporation	(5,547,553)	(3,393,576)	(9,334,166)	(4,764,859)

Dividend on Preferred Stock	(445,950)	-	(708,396)	-

Net loss attributable to common shareholders	$(5,993,503)	$(3,393,576)	$(10,042,562)	$(4,764,859)

Loss per common share
Basic and diluted	$(0.10)	$(0.09)	$(0.17)	$(0.13)

Weighted average number of common shares outstanding
Basic and diluted	62,153,376	36,797,771	58,968,651	36,778,129

MAGNUM HUNTER RESOURCES CORPORATION
SELECTED BALANCE SHEET DATA
(Unaudited)

	June 30,	December 31,
	2010	2009

Cash and Cash Equivalents	$4,645,413	$2,281,568
Total Current Assets	13,833,495	6,873,258
Total Property and Equipment	149,927,848	57,538,632
Total Assets	169,268,249	66,584,051

Total Current Liabilities	14,160,609	6,219,375
Total Long-term Debt	60,737,243	13,000,000
Other Long-term liabilities	5,152,481	2,673,001

Series C Cumulative Perpetual Preferred Stock	14,856,500	5,373,750

Total Shareholders' Equity	$74,361,416	$39,317,925

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statement generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumption, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity. These factors are in addition to the risks described in our public filings made from time to time with the Securities and Exchange Commission. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results made differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document.  Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

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Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545